NORTHROP GRUMMAN CORPORATION
                MARCH 2000 SPECIAL AGREEMENT

     THIS AGREEMENT is made and entered into by and between Northrop Grumman Corporation, a Delaware corporation
(hereinafter referred to as the "Company") and ________________________________ (hereinafter referred to as the "Executive").

                          RECITALS

     The Board of Directors of the Company has approved the Company entering into a severance agreement with the Executive.

     The Executive is a key executive of the Company.

     Should the possibility of a Change in Control of the Company arise, the Board believes it imperative that the Company and the Board should be able to rely upon the Executive to continue in his position, and that the Company should be able to receive and rely upon the Executive's advice, if requested, as to the best interests of the Company and its stockholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control.

     Should the possibility of a Change in Control arise, in addition to his regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate.

     NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company in the face of these circumstances and for other good and valuable consideration, the Company and the Executive agree as follows:

Article 1.          Certain Definitions

     Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

     (a)  "Agreement" means this March 2000 Special Agreement.

     (b) "Base Salary" means the salary of record paid to the Executive by the Company as annual salary (whether or not deferred), but excludes amounts received under incentive or other bonus plans.

     (c) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

     (d) "Beneficiary" means the persons or entities designated or deemed designated by the Executive pursuant to Section
          9.2 herein.

     (e)  "Board" means the Board of Directors of the Company.

     (f) "Cause" shall mean the occurrence of either or both of the following:

          (i) The Executive's conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony; or

          (ii) The willful engaging by the Executive in misconduct which would have resulted in his termination by the Company under its policies and practices applicable to the Executive on September 1, 1999. However, no act or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

     (g) "Change in Control" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

          (i) Any Person (other than those Persons in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty three and one-third percent (33-1/3%) or more of the combined voting power of the Company's then outstanding securities, and for purposes of this subsection (i) "Person" or "group" shall not include underwriters acquiring newly-issued voting securities (or securities convertible into voting securities) directly from the Company with a view towards distribution.

          (ii) On any day after the Effective Date (the "Measurement Date") Continuing Directors cease for any reason to constitute a majority of the Board. A director is a "Continuing Director" if he or she either:

               (1)  was a member of the Board on the
                    applicable Initial Date (an "Initial
                    Director"); or

               (2)  was elected to the Board, or was
                    nominated for election by the Company's
                    stockholders, by a vote of at least two-thirds (2/3) of the Initial Directors then in office.

               A member of the Board who was not a director on the applicable Initial Date shall be deemed to be an Initial Director for purposes of clause (2) above if his or her election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds (2/3) of the Initial Directors (including directors elected after the applicable Initial Date who are deemed to be Initial Directors by application of this provision) then in office.

               "Initial Date" means the later of (1) the Effective Date or (2) the date that is two
               (2) years before the Measurement Date.

         (iii) The Company is liquidated; all or substantially all of the Company's assets are sold in one or a series of related transactions; or the Company is merged, consolidated, or reorganized with or involving any other corporation, other than a merger, consolidation, or reorganization that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization. Notwithstanding the foregoing, an event described in this clause (iii) that occurred prior to the Effective Date shall not constitute a Change in Control.

     (h)  "Code" means the United States Internal Revenue Code of
          1986, as amended.

     (i)  "Committee" means the Compensation and Management
          Development Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation and Management Development Committee.

     (j)  "Company" means Northrop Grumman Corporation, a
          Delaware corporation (including, for purposes of determining whether the Executive is employed by the Company, any and all subsidiaries specified by the Committee), or any successor thereto as provided in Article 8 herein.

     (k) "Disability" means permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Committee in the exercise of good faith and reasonable judgment, upon receipt of and in reliance on competent medical advice from one or more individuals licensed and qualified to give professional medical advice.

     (l)  "Effective Date" means March 1, 2000.

     (m) "Effective Date of Termination" means the date on which a Qualifying Termination occurs.

     (n)  "Exchange Act" means the United States Securities
          Exchange Act of 1934, as amended.

     (o) "Executive" means the individual identified in the first sentence and on the signature page of this Agreement.

     (p) "Good Reason" means, without the Executive's express written consent, the occurrence of any one or more of the following:

          (i) A material reduction in the nature or status of the Executive's authorities, duties, and/or responsibilities, (when such authorities, duties, and/or responsibilities are viewed in the aggregate) from their level in effect on the day immediately prior to the start of the Protected Period, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided that if the Executive is a vice president, for purposes of the preceding phrase the Executive's loss of vice president status (other than a promotion to a higher level officer) will constitute Good Reason. In addition, if the Executive reports directly to the Company's Chief Executive Officer immediately prior to the start of the Protected Period, Good Reason will be deemed to exist if the Executive's reporting relationship is changed such that the Executive does not report to one of the following: the Chair of the Board, or the Company's Chief Executive Officer, President, or Chief Operating Officer.

          (ii)   A reduction by the Company of the Executive's Base
                 Salary as in effect on the Effective Date, or as the same shall be increased from time to time.

         (iii) A significant reduction by the Company of the Executive's aggregate incentive opportunities under the Company's short and/or long-term incentive programs, as such opportunities exist on the Effective Date, or as such opportunities may be increased after the Effective Date.
                 For this purpose, a significant reduction in the Executive's incentive opportunities shall be deemed to have occurred in the event his targeted annualized award opportunities and/or the degree of probability of attainment of such annualized award opportunities are diminished by the Company from the levels and probability of attainment that existed as of the Effective Date.

          (iv) The failure of the Company to maintain (x) the Executive's relative level of coverage and accruals under the Company's employee benefit and/or retirement plans, policies, practices, or arrangements in which the Executive participates as of the Effective Date, both in terms of the amount of benefits provided, and amounts accrued and (y) the relative level of the Executive's participation in such plans, policies, practices, or arrangements on a basis at least as beneficial as, or substantially equivalent to, that on which the Executive participated in such plans immediately prior to the Effective Date. For this purpose, the Company may eliminate and/or modify existing programs and coverage levels; provided, however, that the Executive's level of coverage under all such programs must be at least as great as is provided to executives who have the same or lesser levels of reporting responsibilities within the Company's organization.

          (v) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company's obligations under this Agreement, as contemplated in Article 8 herein.

          (vi) Any purported termination by the Company of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section
               2.8 herein and for purposes of this Agreement, no such purported termination shall be effective.

          The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

     (q) "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in
          Section 13(d) thereof.

     (r) "Qualifying Termination" means any of the events described in Section 2.3(a) herein.

     (s) "Severance Benefits" means the payments and/or benefits provided in Section 2.4 herein.




                                5
Article 2.          Severance Benefits

     .1   Right to Severance Benefits.  The Executive shall be
entitled to receive the Severance Benefits described in
Section 2.4 herein if the Executive has incurred a Qualifying Termination as described in Section 2.3.

     The Executive shall not be entitled to receive
Severance Benefits if he is terminated for Cause, or if his employment with the Company ends due to death or Disability, or due to a voluntary termination of employment by the Executive without Good Reason.

     .2   Services During Certain Events.  In the event a Person
begins a tender or exchange offer, circulates a proxy to stockholders of the Company, or takes other steps seeking to effect a Change in Control, the Executive agrees that he will not voluntarily leave the employ of the Company and will render services until such Person has abandoned or terminated his or its efforts to effect a Change in Control, or until six (6) months after a Change in Control has occurred; provided, however, that the Company may terminate the Executive's employment for Cause at any time, and the Executive may terminate his employment at any time after the Change in Control for Good Reason.

     .3   Qualifying Termination.

     (a) The occurrence of any one or more of the following events within the Protected Period (as such term is defined in Section 2.3(b)) corresponding to a Change in Control of the Company, or within twenty-four (24) calendar months following the date of a Change in Control of the Company shall constitute a Qualifying Termination and trigger the payment of Severance Benefits to the Executive under this
          Agreement:

          (i) An involuntary termination of the Executive's employment by the Company for reasons other than Cause;

          (ii) A voluntary termination of employment by the Executive for Good Reason;

          (iii)A successor company fails or refuses to assume by written instrument the Company's obligations under this Agreement, as required by Article 8 herein; or

          (iv) The Company or any successor company repudiates or breaches any of the provisions of this Agreement.

          If more than one of the events set forth in this subsection occurs, such events shall constitute but a single Qualifying Termination and the Executive shall be entitled to but a single payment of the Severance Benefits.

                                6



     (b) The "Protected Period" corresponding to a Change in Control of the Company shall be a period of time determined in accordance with the following:

          (i) If the Change in Control is triggered by a tender offer for shares of the Company's stock or by the offeror's acquisition of shares pursuant to such a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

          (ii) If the Change in Control is triggered by a merger, consolidation, or reorganization of the Company with or involving any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the merger, consolidation, or reorganization and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

          (iii) In the case of any Change in Control not described in clause (i) or (ii) above, the Protected Period shall commence on the date that is six (6) months prior to the Change in Control and shall continue through and including the date of the Change in Control.

     (c) Notwithstanding anything else contained herein to the contrary, the Executive's termination of employment on account of reaching mandatory retirement age, as such age may be defined from time to time in policies adopted by the Company prior to the commencement of the Protected Period, and consistent with applicable law, shall not be a Qualifying Termination.

     (d) Notwithstanding anything else contained herein to the contrary, the termination of the Executive's employment shall not constitute a Qualifying Termination if the termination (or events giving rise to Good Reason) would have otherwise occurred as part of the predictable consequences of a corporate restructuring or downsizing program that commenced prior to the Protected Period.

     (e) Notwithstanding anything else contained herein to the contrary, the Executive shall not be entitled to Severance Benefits under this Agreement if he receives or is entitled to receive severance benefits under a prior Northrop Grumman Corporation Special Agreement or under the Northrop Grumman Corporation Change-In-Control Severance Plan. If the Executive is otherwise entitled to receive Severance Benefits under this Agreement and severance benefits under the Northrop Grumman Corporation March 2000 Change-In-Control Severance Plan, benefits shall be paid under this Agreement rather than under such plan.


                                7


     .4   Description of Severance Benefits.  In the event that
the Executive becomes entitled to receive Severance
Benefits, as provided in Sections 2.1 and 2.3 herein, the Company shall pay to the Executive and provide him with the following:

     (a) An amount equal to three (3) times the highest rate of the Executive's annualized Base Salary in effect at any time up to and including the Effective Date of Termination.

     (b)       An amount equal to three (3) times the greater of:
          (i) the average of the Executive's bonus earned with respect to the three (3) full fiscal years prior to the Effective Date of Termination; or (ii) the Executive's target annual bonus established for the bonus plan year in which the Executive's Effective Date of Termination occurs.

     (c)       An amount equal to the Executive's unpaid Base
          Salary and accrued vacation pay through the Effective Date of Termination, together with a portion of the Executive's target bonus under the bonus plan in which he participates for that year, calculated by multiplying the target bonus by a fraction the numerator of which is the number of days from January 1 through the Effective Date of Termination and the denominator of which is three hundred sixty-five (365).

     (d) A continuation of all benefits pursuant to any and all welfare benefit plans under which the Executive and/or the Executive's family is eligible to receive benefits and/or coverage as of the effective date of the Change in Control, including, but not limited to, group life insurance, hospitalization, disability, medical, and dental plans. Except as provided in the next sentence, such benefits shall be provided to the Executive at the same premium cost, and at the same coverage level, as in effect as of the Executive's Effective Date of Termination. If the Executive is entitled to benefits under the Company's Special Officer Retiree Medical Plan as of or immediately following the Effective Date of Termination, the medical benefits referred to in the first sentence of this paragraph shall be provided under and in accordance with the terms of such plan and the Executive and/or the Executive's family shall not be eligible for continued medical coverage under any other Company plan or arrangement.

          The welfare benefits described in this Subsection 2.4(d) shall continue for three years following the Effective Date of Termination for the Executive and his spouse; provided, however, that:
          (i) such welfare benefits that are medical benefits provided under the Company's Special Officer Retiree Medical Plan shall continue and be coordinated with other medical coverage in accordance with the terms of such plan; (ii) if the Executive is not entitled to benefits under the Company's Special Officer Retiree Medical Plan as of or immediately following the Effective Date of Termination, the medical benefits referred to in the first sentence of the preceding paragraph shall continue for the life of the Executive and the life of his spouse; and (iii) such welfare benefits that are medical benefits provided under any plan or arrangement other than the Special Officer Retiree Medical Plan may be coordinated with and paid secondary to any benefits that the Executive or his family member receives from another employer or from Medicare (following the Executive and/or his family member's entitlement to Medicare benefits).


                                8

     (e) Except as provided in Section 2.9, a lump-sum cash payment of the actuarial present value equivalent of the aggregate benefits accrued by the Executive as of the Effective Date of Termination under the qualified defined benefit pension plan or plans in which the Executive participates (the "qualified plan"), and under any and all supplemental retirement plans in which the Executive participates. For this purpose, such benefits shall be calculated as if the Executive's employment continued for three full years following the Effective Date of Termination (i.e., the Executive receives three additional years of vesting and benefit accruals, and his age is also increased three years from his age as of the Effective Date of Termination for all purposes under such plans, including any and all early retirement subsidies); provided, however, that for purposes of determining "Final Average Pay" under such plans, the Executive's actual pay history as of the Effective Date of Termination shall be used, except that there shall be substituted for each of the actual annual incentive plan bonuses otherwise included in such pay the higher of (x) the average of the last three annual incentive plan bonuses received by the Executive, or (y) the Executive's target annual incentive plan bonus for the year in which the Effective Date of Termination occurs. In addition, for this purpose there shall be offset from the lump sum payment the actuarial present value equivalent of benefits payable (calculated assuming that the Executive retired and went into pay status under the terms of the qualified plan in which he participates on or as soon as possible after his Effective Date of Termination) to the Executive from the qualified plan as actually accrued by the Executive through the Effective Date of Termination under the qualified plan (or such other date as determined under the terms of the qualified plan); the intent of this provision being that the qualified plan benefits will be paid in the normal course under the terms of the qualified plan, with additional benefits payable as a result of the imputation of age and service under this provision being paid under this Agreement.

     (f) A lump-sum cash payment of the entire balance of the Executive's compensation which has been deferred under the Company's nonqualified deferred compensation plan(s) together with all interest that has been credited with respect to such deferred compensation balance.



                                9




     (g) For purposes of this Agreement, any acceleration of vesting, lapse of restrictions and/or payout occasioned by the Change in Control pursuant to the provisions of long-term incentive plans and/or individual award agreements under such long-term incentive plans shall be deemed a benefit within the meaning of this Section 2.4. Any amounts paid either directly to, or for the benefit of the Executive pursuant to Article 7 of this Agreement shall also be deemed a benefit within the meaning of this Section 2.4.

     .5   Termination for Total and Permanent Disability.
Following a Change in Control of the Company, if the Executive's employment is terminated due to Disability, the Company shall pay the Executive his full Base Salary and accrued vacation through the effective date of the Executive's termination, at the rate then in effect, plus all other amounts to which the Executive is entitled under any compensation plans of the Company, at the time such payments are due, and, following the effective date of the Executive's termination, the Executive's benefits shall be determined in accordance with the Company's disability, retirement, insurance, and other applicable plans and programs then in effect and the Company shall have no further obligations to the Executive under this Agreement;
provided, however, that if immediately prior to the condition or event leading to, or the commencement of, the Disability of the Executive, the Executive would have been entitled to invoke any of the clauses of Section 2.3(a) of this Agreement if he had terminated at that time, then upon termination of his employment for Disability he shall be entitled to collect immediately his full Severance Benefits hereunder.

     .6   Termination for Retirement or Death.  Following a
Change in Control of the Company, if the Executive's employment is terminated by reason of his retirement or death, the Company shall pay the Executive his full Base Salary and accrued vacation through the date of the Executive's death or retirement, as applicable, at the rate then in effect, plus all other amounts to which the Executive is entitled under any compensation plans of the Company, at the time such payments are due, and, following the date of the Executive's death or retirement, as applicable, the Executive's benefits shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable plans and programs then in effect and the Company shall have no further obligations to the Executive under this Agreement; provided, however, that if immediately prior to the Executive's retirement (but not death), the Executive would have been entitled to invoke any of the clauses of Section 2.3(a) of this Agreement if he had terminated at that time, then upon his retirement he shall (subject to Section 2.3(c)) be entitled to collect immediately his full Severance Benefits hereunder.

     .7   Termination for Cause or by the Executive Other Than
for Good Reason or Retirement.  Following a Change in
Control of the Company, if the Executive's employment is terminated either: (i) by the Company for Cause; or (ii) by the Executive other than for retirement and other than for Good Reason, the Company shall pay the Executive his full
Base Salary and accrued vacation through the effective date of the Executive's termination, at the rate then in effect, plus all other amounts to which the Executive is entitled under any compensation plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.


                                10


     .8   Notice of Termination.  Any termination by the Company
for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party.
For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.
If the Executive is terminating for Good Reason hereunder, the Notice of Termination shall be effective on the date specified in Section 9.7 of this Agreement.

     .9   Alternative Form of Payment Election.

     (a) Section 2.4(e) contains a provision for a lump sum cash payout of the actuarial present value equivalent of the aggregate benefits accrued by the Executive under supplemental nonqualified plans. If the Executive timely elects an alternative form of payment in accordance with
          Section 2.9(d), that lump sum override of the form of payment provisions of other plans is rescinded. Accordingly, the form of payment of benefits under those plans will be determined in accordance with the provisions of those plans.

     (b) The rescission of the lump sum override in accordance with Section 2.9(a) is not meant to have any effect on the lump sum payout provision in Section 2.4(e) with respect to the 3+3 benefits (i.e., the imputed three additional years of vesting and benefit accruals and three years of age). Accordingly, the Executive's 3+3 benefits shall be paid in a lump sum in accordance with
          Section 2.4(e) notwithstanding the Executive's alternative form of payment election (if any).

     (c) If the payout provisions in other supplemental nonqualified retirement plans made operative by the rescission of the lump sum override in accordance with Section 2.9 (a) contain reduction in benefit provisions (such as forfeitures or penalties attached to a lump sum election), the reduced amounts will not be restored by this Agreement.

     (d) The Executive may elect the alternative form of payment described in Section 2.9(a) on a form and in the manner prescribed by the Committee;
          provided that (i) in order to be effective, such election must be received by the Committee before the close of business on March 1, 2000, and (ii) such election will not apply to any Severance
          Benefits that relate to a Change in Control that occurs on or before June 1, 2000.


                                11



Article 3.          Form and Timing of Severance Benefits

     .1   Form and Timing of Severance Benefits.  The Severance
Benefits described in Sections 2.4(a), 2.4(b), 2.4(c),
2.4(e) (except as provided in Section 2.9), and 2.4(f) herein shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

     .2   Withholding of Taxes.  The Company shall be entitled to
withhold from any amounts payable under or pursuant to this Agreement all taxes as legally shall be required (including, without limitation, any United States Federal taxes, and any other state, city, or local taxes).

Article 4.          Excise Tax Gross-Up

     .1   Equalization Payment.  If upon or following a Change in
Control, the tax imposed by Section 4999 of the Code or any similar or successor tax (the "Excise Tax") applies, solely because of the Change in Control, to any payments, benefits and/or amounts received by the Executive as Severance
Benefits or otherwise, including, without limitation, any fees, costs and expenses paid under Article 7 of this Agreement and/or any amounts received or deemed received, within the meaning of any provision of the Code, by the Executive as a result of (and not by way of limitation) any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to the Executive under any of the Company's incentive plans, including without limitation, the 1993 Long Term Incentive Stock Plan, the 1987 Long Term Incentive Plan and the 1981 Long-Term Incentive Plan, the Company shall pay to the Executive in cash an additional amount or amounts (the "Gross-Up
Payment(s)") such that the net amount retained by the Executive after the deduction of any Excise Tax on such payments, benefits and/or amounts so received and any Federal, state and local income tax and Excise Tax upon the Gross-Up Payment(s) provided for by this Section 4.1 shall be equal to such payments, benefits and/or amounts so received had they not been subject to the Excise Tax. Such payment(s) shall be made by the Company to the Executive as soon as practicable following the receipt or deemed receipt of any such payments, benefits and/or amounts so received, and may be satisfied by the Company making a payment or payments on Executive's account in lieu of withholding for tax purposes but in all events shall be made within thirty
(30) days of the receipt or deemed receipt by the Executive of any such payment, benefit and/or amount.

     .2   Tax Computation.  For purposes of determining whether
any payments, benefits and/or amounts, including amounts paid as Severance Benefits, will be subject to Excise Tax, and the amount of any such Excise Tax:

     (a) Any other payments, benefits and/or amounts received or to be received by the Executive in connection with or contingent upon a Change in Control of the Company or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or with any Person whose actions result in a Change in Control of the Company or any Person affiliated with the Company or such Persons) shall be combined to determine whether the Executive has received any "parachute payment" within the meaning of Section 280G(b)(2) of the Code, and if so, the amount of any "excess parachute payments" within the meaning of Section 280G(b)(1) that shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive, such other payments, benefits and/or amounts (in whole or in part) do not constitute parachute payments, or such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of
          Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;


                                12


     (b) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

     For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made. Such highest marginal rate shall take into account the loss of itemized deductions by the Executive and shall also include the Executive's share of the hospital insurance portion of FICA and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Effective Date of Termination, net of the maximum reduction in Federal income taxes that could be obtained from the deduction of such state and local taxes.

     .3   Subsequent Recalculation.  In the event the Internal
Revenue Service adjusts the computation of the Company under
Section 4.2 herein, so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive as provided herein for the full amount necessary to place the Executive in the same after-tax position as he would have been in had no Excise Tax applied.

Article 5.          The Company's Payment Obligation

     .1   Payment Obligations Absolute.  The Company's obligation
to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand.
Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever, except as otherwise provided in Article 7 hereof.

                                13



     The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Section 2.4(d) herein.

     .2   Contractual Rights to Benefits.  This Agreement
establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder and the Company expressly waives any ability, if possible, to deny liability for any breach of its contractual commitment hereunder upon the grounds of lack of consideration, accord and satisfaction or any other defense. In any dispute arising after a Change in Control as to whether the Executive is entitled to benefits under this Agreement, there shall be a presumption that the Executive is entitled to such benefits and the burden of proving otherwise shall be on the Company. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

     .3   Pension Plans.  All payments, benefits and amounts
provided under this Agreement shall be in addition to and not in substitution for any pension rights under the Company's tax-qualified pension plan, and any disability, workers' compensation or other Company benefit plan distribution that the Executive is entitled to at his Effective Date of Termination. Notwithstanding the foregoing, this Agreement shall not create an inference that any duplicate payments shall be required.

Article 6.          Term of Agreement

     This Agreement will commence on the Effective Date and shall continue in effect through February 28, 2003.
However, at the end of such three (3) year period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless the Committee delivers written notice at least six (6) months prior to the end of such term, or extended term, to the Executive, that this Agreement will not be extended. In such case, this Agreement will terminate at the end of the term, or extended term, then in progress.

     However, in the event a Change in Control occurs during the original or any extended term, this Agreement will remain in effect for the longer of: (i) twenty-four (24) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive. Any subsequent Change in Control ("Subsequent Change in Control") that occurs during the original or any extended term shall also continue the term of this Agreement until the later of: (i) twenty-four (24) months beyond the month in which such Subsequent Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive; provided, however, that if a Subsequent Change in Control occurs, it shall only be considered a Change in Control under this Agreement if it occurs no later than twenty-four (24) months after the immediately preceding Change in Control or Subsequent Change in Control.

                                14



Article 7.          Resolution of Disputes

     .1   Arbitration of Claims.  The Company and the Executive
hereby consent to the resolution by arbitration of all claims or controversies arising out of or in connection with this Agreement that the Company may have against the Executive, or that the Executive may have against the Company or against its officers, directors, employees or agents acting in their capacity as such. Each party's promise to resolve all such claims or controversies by arbitration in accordance with this Agreement, rather than through the courts, is consideration for the other party's like promise. It is further agreed that the decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration shall be final and binding upon the Company and the Executive and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

     All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be advanced and borne by the Company; provided, however, that if it is finally determined that the Executive did not commence the arbitration in good faith and had no reasonable basis therefore, the Executive shall repay all advanced fees and expenses and shall reimburse the Company for its reasonable legal fees and expenses in connection therewith.

     Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be administered: (1) in accordance with the then-current Model Employment Arbitration Procedures of the American Arbitration Association ("AAA") before an arbitrator who is licensed to practice law in the state in which the arbitration is convened; or (2) if locally available, the Judicial Arbitration & Mediation Services, Inc. ("JAMS"), in accordance with the JAMS procedures then in effect. The party who did not initiate the claim can designate between JAMS or AAA (the "Tribunal"). The arbitration shall be held in the city in which the Executive is or was last employed by the Company in the nearest Tribunal office or at a mutually agreeable location. Pre-hearing and post-hearing procedures may be held by telephone or in person as the arbitrator deems necessary.

     The arbitrator shall be selected as follows: if the parties cannot agree on an arbitrator, the Tribunal (JAMS or AAA) shall then provide the names of nine (9) available arbitrators experienced in business employment matters along with their resumes and fee schedules.

     Each party may strike all names on the list it deems unacceptable. If more than one common name remains on the list of all parties, the parties shall strike names alternately until only one remains. The party who did not initiate the claim shall strike first. If no common name remains on the lists of the parties, the Tribunal shall furnish an additional list or lists until an arbitrator is selected.


                                15


     The arbitrator shall interpret this Agreement, any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or applicable federal law. In reaching his or her decision, the arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Agreement. The arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to, any claim that all or any part of this Agreement is voidable.

     The arbitrator shall have authority to entertain a motion to dismiss and/or motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

     .2   Discovery.  Each party shall have the right to take the
deposition of one individual and any expert witness(es) designated by another party. Each party shall also have the opportunity to obtain documents from another party through one request for production of documents. Additional discovery may be had only when the arbitrator so orders upon a showing of substantial need. Any disputes regarding depositions, requests for production of documents or other discovery shall be submitted to the arbitrator for determination.

     .3   Subpoenas.  Each party shall have the right to subpoena
witnesses and documents for the arbitration hearing by requesting a subpoena from the arbitrator. Any such request shall be served on all other parties, who shall advise the arbitrator in writing of any objections that the party may have to issuance of the subpoena within ten (10) calendar days of receipt of the request.

     .4   Designation of Witnesses.  At least thirty (30)
calendar days before the arbitration, the parties must exchange lists of witnesses, including any expert(s), and copies of all exhibits intended to be used at the arbitration.

Article 8.          Successors.

     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof (the business and/or assets of which constitute at least fifty percent (50%) of the total business and/or assets of the Company) to expressly assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement in a written instrument prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he had terminated his employment with the Company voluntarily for Good Reason. Except for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Effective Date of Termination if the Executive so elects, but any delay or failure by the Executive to so elect shall not be a waiver or release of any rights hereunder which may be asserted at any time.


                                16



     This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Executive's Beneficiary in accordance with the terms of this Agreement. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.

Article 9.          Miscellaneous

     .1   Employment Status.  The Executive and the Company
acknowledge that, except as may be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will," and, prior to the effective date of a Change in Control, may be terminated by either the Executive or the Company at any time, subject to applicable law.

     .2   Beneficiaries.  The Executive may designate one or more
persons or entities as the primary and/or contingent
Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. The Executive may make or change such designation at any time, provided that any designation or change thereto must be in the form of a signed writing acceptable to and received by the Committee.

     .3   Entire Agreement.  This Agreement contains the entire
understanding of the Company and the Executive with respect to the subject matter hereof.

     .4   Gender and Number.  Except where otherwise indicated by
the context any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

     .5   Severability.  In the event any provision of this
Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

     .6   Modification.  No provision of this Agreement may be
modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee, or by the respective parties' legal representatives and successors.

                                17



     .7   Notice.  For purposes of this Agreement, notices,
including Notice of Termination for Good Reason, and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or on the date stamped as received by the U.S. Postal Service for delivery by certified or registered mail, postage prepaid and addressed: (i) if to the Executive, to his latest address as reflected on the records of the Company, and (ii) if to the Company: Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067, Attn: President, or to such other address as the Company may furnish to the Executive in writing with specific reference to this Agreement and the importance of the notice, except that notice of change of address shall be effective only upon receipt.

     .8   Applicable Law.  To the extent not preempted by the
laws of the United States, the laws of the State of California shall be the controlling law in all matters relating to this Agreement. Any statutory reference in this Agreement shall also be deemed to refer to all final rules and final regulations promulgated under or with respect to the referenced statutory provision.

     IN WITNESS WHEREOF, the parties have executed this
Agreement on this ___________ day of ____________________,
_______.

Northrop Grumman Corporation       Executive



By:

Attest:                                        Print Name:



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